Exhibit 20
                                     AMINCOR
                     1350 Avenue of the Americas, 24th Floor
                               New York, NY 10019
                                (f) 347-821-3469

April 11, 2013

Dear Amincor, Inc. Shareholder:

Amincor, Inc. Class A Common Stock and Class B Common Stock are now quoted on the Over the Counter Link under the symbols "AMNC" and "AMNCB," respectively. Janney Montgomery Scott LLC is acting as a market maker in the shares and has agreed to set up trading accounts for Amincor, Inc. shareholders.

If you'd like to set up an account with Janney Montgomery Scott LLC, please contact Joseph F. Ingrassia, Vice-President of Amincor, Inc. to facilitate an introduction. Additionally, if you hold Preferred shares of Amincor, Inc. and would like to convert your Preferred shares into Class B Common Stock, please contact Mr. Ingrassia for conversion instructions. (NOTE: each Preferred Share is convertible to 10 Class B Common shares of Amincor, Inc.).

Mr.   Ingrassia   can  be   reached  at  (212)   755-3636   or  via  e-mail  at:
joseph.ingrassia@amincorinc.com.

Sincerely,


/s/ John R. Rice, III
-------------------------------------
John R. Rice, III - President